UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2013

MAKEMUSIC, INC.

(Exact name of registrant as specified in its charter)

Minnesota	001-35438	41-1716250
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7615 Golden Triangle Drive, Suite M Eden Prairie, Minnesota	55344-3848
(Address of principal executive offices)	(Zip Code)

(952) 937-9611

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

As previously reported, on March 12, 2013, MakeMusic, Inc., a Minnesota corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with LaunchEquity Acquisition Partners, LLC Designated Series Education Partners, a designated series of a Delaware series limited liability company (“Parent”), LEAP Acquisition Corporation, a Minnesota corporation and a wholly-owned subsidiary of LEAP (“Purchaser”), and LaunchEquity Partners, LLC, the direct or indirect sponsor entity of LEAP and Purchaser. Pursuant to the Merger Agreement, upon the terms and subject to the conditions thereof, on March 22, 2013, Purchaser commenced a tender offer (the “Offer”) to purchase all of the outstanding shares of common stock, $0.01 par value per share, of the Company (the “Shares”) at a purchase price of $4.85 per Share (the “Offer Price”), net to the seller in cash, without interest and less any required withholding taxes.

On May 1, 2013, the Company and Purchaser announced the results and completion of the Offer, and Purchaser accepted the Shares tendered in the Offer for payment and paid for such Shares. Also on May 1, 2013, Purchaser exercised its option, granted under the Merger Agreement, to purchase 2,159,745Shares from the Company. Finally on May 1, 2013, because Purchaser then owned more than 90% of the outstanding Shares, in accordance with the Merger Agreement and as permitted by applicable law, Purchaser merged with and into the Company through a short-form merger (the “Merger”).

At the effective time of the Merger (the “Effective Time”), (i) Purchaser was merged with and into the Company, with the Company continuing as the surviving corporation and a direct wholly-owned subsidiary of Parent, (ii) each issued and outstanding Share of common stock of Purchaser was converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the surviving corporation, (iii) each Share owned by Parent, Purchaser, or their respective subsidiaries was cancelled, and (iv) each issued and outstanding Share, other than Shares cancelled in accordance with (iii) above and Shares owned by shareholders of the Company who are entitled to demand and properly demand their dissenters’ rights under applicable law, was converted into the right to receive the Offer Price, without interest.

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 1, 2013, the Company notified the NASDAQ Capital Market (“Nasdaq”) of the effectiveness of the Merger. Following such notification, Nasdaq filed with the Securities and Exchange Commission (the “SEC”) a Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to delist and deregister the Shares. The Company intends to file with the SEC a Form 15 under the Exchange Act, requesting the deregistration of the Shares and the suspension of the Company’s reporting obligations under Sections 13 and 15(d) of the Exchange Act. Trading of the Shares on Nasdaq ceased as of the close of trading on May 1, 2013.

Item 3.02. Unregistered Sales of Equity Securities.

On May 1, 2013, the Company issued and sold 2,159,745 shares of Company common stock, par value $0.01 per share (the “Top-Up Shares”), to the Purchaser in exchange for $21,597.45 in cash, which amount represents the par value of the Top-Up Shares, and a promissory note in the principal amount of $10,453,165.80, reflecting a purchase price of $4.85 per Top-Up Share. The Top-Up Shares were sold pursuant to an option granted to Purchaser under the Merger Agreement. The offer and sale of the Top-Up Shares were exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) of the Securities Act.

Item 3.03. Material Modification to Rights of Security Holders.

The information set forth above in Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

As a result of the Merger, each of the remaining outstanding Shares (other than Shares owned directly or indirectly by the Parent, Purchaser, or their respective subsidiaries, and Shares owned by shareholders of the Company who are entitled to demand and properly demand their dissenters’ rights under applicable law) was cancelled and automatically converted into the right to receive $4.85 per share, in cash, without interest and less any required withholding taxes, which is the same amount per Share paid in the Offer.

On May 1, 2013, the Company’s Tax Asset Protection Plan dated as of February 21, 2012, by and between the Company and Wells Fargo Bank, N.A., as amended by Amendment No. 1 to Tax Asset Protection Plan, dated March 12, 2013, terminated immediately prior to the effective time of the Merger pursuant to its terms.

Item 5.01. Changes in Control of Registrant.

The information set forth above in Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

On May 1, 2013, as a result of the acceptance of Shares in the Offer, a change of control of the Company occurred. Upon the effectiveness of the Merger, the Company became a direct wholly-owned subsidiary of Parent. The total amount of the consideration payable in connection with the change of control transaction was approximately $17.2 million.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

The information set forth above in Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

On May 1, 2013, effective upon the closing the Merger, each of Trevor D’Souza, Keith Fenhaus, Robert Morrison, Graham Richmond, and Michael Skinner, resigned as directors of the Company.

Also on May 1, 2013, as a result of the Merger and in accordance with the terms of the Merger Agreement, Andrew C. Stephens became the sole director of the Company.

Item 5.03. Amendments to Certificate of Incorporation or Bylaws; Change of Fiscal Year.

On May 1, 2013, as a result of the Merger and in accordance with the terms of the Merger Agreement, the bylaws of Purchaser became the bylaws of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 3, 2013

MAKEMUSIC, INC.

/s/ Karen L. VanDerBosch
Karen L. VanDerBosch
Chief Operating Officer/Chief Financial Officer